Exhibit 4.12

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following summary describes the common shares, no par value, of Bausch Health Companies Inc. (the “Company”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.
The following summary describes the material terms of our common stock and is not complete. This summary is qualified in its entirety by reference to applicable British Columbia law and our Articles. For a complete description of our common stock, we refer you to our Articles, which have been filed with the SEC and are incorporated by reference as an exhibit to this Annual Report on Form 10-K.
Common Shares
Voting Rights
The holders of the common shares are entitled to receive notice of and attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than separate meetings of the holders of shares of any other class of shares or any series of shares of such other class of shares, if any). The holders of the common shares are entitled to vote at all such general meetings, with each holder of the common shares being entitled to one vote per common share held at all such meetings.
Dividend Rights
Subject to any preference as to the payment of dividends provided to any shares ranking in priority to common shares (if any then outstanding), the holders of common shares shall be entitled to participate equally with each other as to dividends, as and when declared by the Company’s board of directors, out of moneys properly applicable to the payment of dividends, in amounts per share and at the same time on all such common shares at the time outstanding as the Company’s board of directors may from time to time determine.
Liquidation, Dissolution and Winding-Up Rights
In the event of the liquidation, dissolution or winding-up or other distribution of assets among the Company’s shareholders for the purpose of winding up the Company’s affairs, all of the property and assets of the Company which remain after payment to the holders of any shares ranking in priority to the common shares in respect of payment upon liquidation, dissolution or winding-up (if any then outstanding) of all amounts attributed and properly payable to such holders of any such other shares in the event of such liquidation, dissolution, winding-up or distribution, shall be paid or distributed equally, share for share, to the holders of the common shares without preference or distinction.
Other Rights
The holders of common shares do not have any preemptive, subscription or redemption rights.
Listing
The Company’s common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “BHC.”